Exhibit 3.1.1

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF INCORPORATION
OF
APPLIED OPTOELECTRONICS, INC.

A Delaware corporation

The undersigned, Chih-Hsiang (Thompson) Lin, hereby certifies that:

1.                                      He is the duly elected Chief Executive Officer and President of Applied Optoelectronics, Inc., a Delaware corporation (the “Corporation”).

2.                                      The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on March 25, 2013.

3.                                      Pursuant to Section 242 of the General Corporation Law of the State of Delaware, this Certificate of Amendment (the “Certificate of Amendment”) to the Corporation’s Certificate of Incorporation (the “Certificate”) further amends the provisions of the Certificate.

4.                                      The terms and provisions of this Certificate of Amendment to the Certificate have been duly approved by written consent of the required number of shares of outstanding stock of the Corporation pursuant to Subsection 228(a) of the General Corporation Law of the State of Delaware.

5.                                      A paragraph is added to the end of ARTICLE FOUR of the Certificate to read as follows:

“At the initial date and time of the effectiveness of this Certificate of Amendment (the “Reverse Split Effective Time”), the following reverse stock split (the “Reverse Stock Split”) shall occur: (i) each 30 shares of Common Stock of the Corporation issued and outstanding immediately prior to the Reverse Split Effective Time shall be exchanged and combined into one share of Common Stock; (ii) each 30 shares of Series A Preferred Stock of the Corporation issued and outstanding immediately prior to the Reverse Split Effective Time shall be exchanged and combined into one share of Series A Preferred Stock; (iii) each 30 shares of Series C Preferred Stock of the Corporation issued and outstanding immediately prior to the Reverse Split Effective Time shall be exchanged and combined into one share of Series C Preferred Stock; (iv) each 30 shares of Series D Preferred Stock of the Corporation issued and outstanding immediately prior to the Reverse Split Effective Time shall be exchanged and combined into one share of Series D Preferred Stock; (v) each 30 shares of Series E Preferred Stock of the Corporation issued and outstanding immediately prior to the Reverse Split Effective Time shall be exchanged and combined into one share of Series E Preferred Stock; (vi) each 30 shares of Series F Preferred Stock of the

Corporation issued and outstanding immediately prior to the Reverse Split Effective Time shall be exchanged and combined into one share of Series F Preferred Stock; and (vii) each 30 shares of Series G Preferred Stock of the Corporation issued and outstanding immediately prior to the Reverse Split Effective Time shall be exchanged and combined into one share of Series G Preferred Stock. The Reverse Stock Split will be effected on a holder-by-holder basis, and any fractional shares resulting from such combination shall be rounded down to the nearest whole share on a holder-by-holder basis. The Reverse Stock Split shall occur automatically without any further action by the holders of the shares of Common Stock and Preferred Stock affected thereby. All rights, preferences and privileges of the Common Stock and the Preferred Stock as provided in this certificate of incorporation shall be adjusted to reflect the Reverse Stock Split.”

6.                                      Each reference to “simultaneously with” in Sections 5.4(b), 6.5(b)(i), 7.5(b)(i), 8.5(b)(i), 9.5(b)(i) and 10.5(b)(i) of the Certificate is hereby deleted in its entirety and replaced with “immediately prior to”.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment to the Certificate of Incorporation on August 20, 2013.

/s/ Chih-Hsiang (Thompson Lin)
Chih-Hsiang (Thompson) Lin,
Chief Executive Officer and President